Contact:	Corey Horsch
Vice President of Investor Relations
and Treasurer
(405) 225-4800

SONIC ANNOUNCES FINANCING TRANSACTION

OKLAHOMA CITY (January 16, 2018) -- Sonic Corp. (NASDAQ:SONC), the nation's largest chain of drive-in restaurants, today announced that certain of its subsidiaries intend to complete a financing transaction, which will include the sale of a new series of securitized debt.

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The last financing occurred in May 2016 with the issuance of $425 million of 2016-1 Senior Secured Fixed Rate Notes, the repayment of approximately $268 million of the 2011-1 Senior Secured Fixed Rate Notes, and the refinancing of the 2011-1 Variable Funding Senior Secured Notes, Class A-1.

•	Sonic's subsidiaries intend to issue approximately $170 million of new fixed rate notes.

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Sonic's subsidiaries also expect to reduce the capacity available under their securitized revolving credit facility of Series 2016-1 Variable Funding Senior Secured Notes, Class A-1 from $150 million to $100 million.

The consummation of the offering is subject to market and other conditions and is anticipated to close in the second fiscal quarter of 2018. However, there can be no assurance that Sonic's subsidiaries will be able to successfully complete the financing transaction, either on the terms described or at all.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the new fixed rate notes or any other security. The notes to be offered have not been, and will not be, registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933.

About Sonic

SONIC, America's Drive-In is the nation's largest drive-in restaurant chain serving approximately 3 million customers every day. Nearly 94 percent of SONIC's 3,500 drive-in locations are owned and operated by local business men and women. For 65 years, SONIC has delighted guests with signature menu items, 1.3 million drink combinations and friendly service by iconic Carhops. Since the 2009 launch of SONIC's Limeades for Learning philanthropic campaign in partnership with DonorsChoose.org, SONIC has donated $9.5 million to public school teachers nationwide to fund essential learning materials and innovative teaching resources to inspire creativity and learning in their students. To learn more about Sonic Corp. (NASDAQ/NM: SONC), please visit sonicdrivein.com and please visit or follow us on Facebook and Twitter. To learn more about SONIC's Limeades for Learning initiative, please visit LimeadesforLearning.com.

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company’s annual and quarterly report filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.
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